Exhibit 3.04

[SEAL]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100609466-54 Filing Date and Time 08/13/2010 3:56 PM Entity # C17329-2004

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Paxton Energy, Inc.

2.           The articles have been amended as follows:

Article IV, Authorized Shares, first paragraph [unnumbered], first sentence is amended to increase authorized capital as follows:

The Corporation shall have the authority to issue 510,000,000 shares, of which 500,000,000 shares shall be common stock, $0.001 par value (“Common Stock”), and 10,000,000 shares shall be preferred stock, $0.001 par value (“Preferred Stock”).

All other provisions of Article IV remain unchanged.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  11,757,856.

5.           Signature:

/s/ James E. Burden
               ________________________________
James E. Burden, President

Exhibit 3.04